Exhibit 10.35

July 19, 2012

Brian Liu

Re:  LegalZoom.com, Inc.

Dear Brian:

In connection with your voluntary resignation of employment from all offices with LegalZoom.com, Inc. (the “Company”), which resignation will be effective as of 11:59 p.m. Pacific Standard Time on the day immediately prior to the closing of the Company’s initial public offering and only to the extent the Company’s initial public offering is consummated, the Company is very pleased to provide you with this letter setting forth the terms and conditions of your continuing service as a member of the Board of Directors (the “Board”) of the Company, in a non-employee capacity, as follows:

Term:

You will continue to serve as a member of the Board until the annual general meeting of stockholders of the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Committees:

To the extent requested by the Board, you may be required to serve on one or more of the Board’s Audit Committee, Compensation Committee and/or Nominating and Governance Committee, and that such committee assignments will be as agreed between you and the Company, and that you will be compensated for service on any committees as provided therein. You will be compensated for any such committee service in accordance with the Company’s director compensation provisions that are then in effect.

Cash Compensation, effective upon consummation of the proposed initial public offering of the Company:

In consideration of your continued service as a member of the Board, you will receive a $25,000 annual cash retainer to be paid in arrears in equal quarterly installments for so long as you remain a member of the Board.

After the consummation of the proposed initial public offering of the Company and a Form S-8 Registration Statement covering the shares that may be issued under the Company’s 2012 Equity Incentive Plan has become effective, all or a portion of your annual cash retainer may be deferred into a stock unit account. The election for deferring your annual cash retainer must be made in writing within the timeframe required by Internal Revenue Code §409A.

You will receive $1,000 per meeting for each Board and committee meeting that you attend, to be paid in arrears on a quarterly basis.

The Company may, in its sole discretion and from time to time, amend or eliminate any of these components of compensation.

Equity Compensation: Grants:

In connection with the Company’s initial public offering, if you are then serving on the Board, you will receive annual compensatory equity grants (in the form of restricted stock units and stock options which will each be subject to vesting conditions) in accordance with the Company’s non-employee director compensation program.

Stock Ownership Guidelines:

In order to promote long-term alignment of directors and stockholders interests, the Company requires that you hold five times your annual cash retainer (excluding any cash retainer for service on a committee or as a committee chair or other service related fees). You are expected to attain or exceed the stock ownership guideline amount within five (5) years of the consummation of the proposed initial public offering of the Company, and to remain at or above the guideline.

Responsibilities:

As a director of the Company, your duties and responsibilities will be those reasonably and customarily associated with such position, including, without limitation, attendance at all regular and special meetings of the Board and, if you are a member of a committee of the Board, attendance at all regular and special meetings of such committee.

No Legal Services Provided:	The Company confirms that you will be providing services as a member of the Board in your individual capacity, and will not be providing or called upon to provide legal services to the Company.

Expenses:	The Company will reimburse you for all reasonable, out-of-pocket costs and expenses incurred by you in connection with attending meetings of the Board and committee(s) in which you are a member.

Confidentiality:

As a condition of this letter, you will continue to be required to preserve the Company’s proprietary and confidential information and you must comply with the Company’s policies and procedures. Accordingly, as a condition to your continued service to the Board, you are required to execute the Nondisclosure Agreement enclosed herewith.

Indemnification:	The Indemnification Agreement you have entered into with the Company, dated April 2, 2012, will remain in full force and effect.

The terms and conditions set forth above supersede and replace the previous compensation arrangement, if any, between you and the Company except that any outstanding Company equity compensation awards shall remain outstanding and continue to be governed in accordance with their terms and conditions.

This letter to continue to serve as a member of the Board shall be at the will of the Board, which means that this relationship can be terminated by either party pursuant to the Bylaws of the Company.  You agree the Company has the right to mention your name and other customary information in documents the Company files with the Securities and Exchange Commission, press releases and other business documentation as appropriate, including, inclusion of such information in the Company’s registration statement and the related prospectus naming you as a member of the Board and such other information regarding you as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Please sign the acknowledgment at the end of this letter acknowledging and agreeing to the terms and conditions of your continued service as a member of the Board.

[Signature page follows]

Please contact me with any questions regarding the foregoing.

Sincerely,

LEGALZOOM.COM, INC.

	By:	/s/ John Suh
John Suh
Chief Executive Officer and
Director
ACKNOWLEDGED AND AGREED TO BY:

/s/ Brian Liu
Brian Liu

Date: July 19, 2012

I acknowledge that I have consented to the inclusion in the Registration Statement on Form S-1 of LegalZoom.com, Inc., any amendments thereto, and in the related Prospectus, of (i) a reference naming me as a member of the Board of Directors of LegalZoom.com, Inc. and (ii) such other information regarding me as is required to be included therein under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.